DATE: June 14, 2007
FROM:
Broadview Institute.
4455 West 77th Street
Edina, MN 55435
H. Michael Blair
Chief Financial Officer
(612) 798-3738
FOR IMMEDIATE RELEASE
Broadview Institute, Inc. Announces 4th Quarter and Year End Results-Restated, New Chief Operating
Officer and Board Member
MINNEAPOLIS, June 14 — Broadview Institute, Inc. (OTC Bulletin Board BVII) today reported revenues from continuing operations for the fourth quarter ended March 31, 2007, of $2,388,377 versus $1,958,883 reported for the same period last year. Income from continuing operations totaled $109,137, or $0.02 per basic diluted common share, versus income from continuing operations of $61,735, or $0.01 per basic and diluted common share, for the same period last year.
Year to date revenues from continuing operations totaled $9,159,804 in fiscal 2007 versus $8,087,489 in fiscal 2006. For the twelve months ended March 31, 2007 the company reported income from continuing operations of $933,190 or $0.11 per basic and diluted share, compared to a loss from continuing operations of $226,164, or ($0.03) per basic and diluted share in the previous year.
Income from discontinued operations for the three months ended March 31, 2007 was $33,118 or ($0.00) per basic and ($0.00) per diluted share, compared to a net loss of $126,653 or ($0.02) per basic and ($0.02) per diluted share in the previous year. For the twelve months ended March 31, 2007, the company reported a net loss from discontinued operations of $769,055 or ($0.09) per basic and diluted share, compared to a net loss from discontinued operations of $259,341, or ($0.03) per basic and diluted share in the previous year.
The company’s consolidated financial statements for all periods presented have been restated to reflect the discontinued operations of the company’s Chicago Media Production division. As mentioned in previous releases, this discontinuation was part of an overall strategy to focus resources on the Education segment which we believe has far greater potential for increasing shareholder value.
“We are pleased to report strong year to year gains in our core Education business. Opening our new Layton campus and our continued emphasis on serving our students and adapting to their needs, demonstrates that stressing customer service will continue to be our strategy into the future.” said Terry Myhre, Chairman and CEO. “I am also excited to announce that our Board member, Larry Zipkin, has accepted the position of Chief Operating Officer at our June Board meeting. Larry’s background in investment banking and securities markets will provide us with the expertise needed to maximize growth opportunities in the Education business. Larry’s help during the closing of the Chicago facility proved invaluable. Norm Winer, who has had a very successful business career in the financial services industry, has joined our Board. I look forward to working with Larry and Norm who will provide leadership and vision for years to come.”

Condensed Consolidated Statements of Operations Data

	Three Months Ended		Fiscal Year Ended
	March 31,		March31,
	2007	2006	2007	2006

Revenues	$2,388,377	$1,958,883	$9,159,804	$8,087,489

Operating Expenses
Media Production Products and Services Sold	65,008	144,485	352,451	1,311,553
Educational Services and Facilities	1,648,057	1,213,286	5,613,228	4,487,634
Selling, General and Administrative	567,648	521,766	2,231,838	2,365,657
Acquisition Costs	—	—	—	106,462

Total Operating Expenses	2,280,713	1,879,537	8,197,517	8,271,306

Operating Income (Loss)	107,664	79,346	962,287	(183,817)
Other Income (Expense)	1,473	(23,888)	(29,097)	(88,293)

Income (Loss) from Continuing Operations before Income Tax	109,137	55,458	933,190	(272,110)
Provision (Benefit) for Income Taxes	—	(6,277)	—	(45,946)

Income (Loss) from Continuing Operations	109,137	61,735	933,190	(226,164)
Income (Loss) from Discontinued Operations	33,118	(126,653)	(769,055)	(259,341)

Net Income (Loss)	$142,255	$(64,918)	$164,135	$(485,505)

INCOME (LOSS) PER SHARE —Basic
Continuing Operations	$0.02	$0.01	$0.11	$(0.03)
Discontinued Operations	0.00	(0.02)	(0.09)	(0.04)

Income (Loss) per Common Share-Basic	$0.02	$(0.01)	$0.02	$(0.07)

INCOME (LOSS) PER SHARE -Diluted
Continuing Operations	$0.02	$0.01	$0.11	$(0.03)
Discontinued Operations	0.00	(0.02)	(0.09)	(0.04)

Income (Loss) per Common Share-Diluted	$0.02	$(0.01)	$0.02	(0.07)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-Basic	8,108,252	7,766,030	8,108,252	7,747,942

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING-Diluted	8,836,045	7,766,030	8,876,580	7,747,942

Condensed Consolidated Balance Sheets	March 31, 2007	March 31, 2006
Current Assets	$1,174,553	$1,606,876
Total Assets	3,320,813	3,652,438
Current Liabilities	569,590	719,159
Total Liabilities	699,290	1,195,050
Stockholders’ Equity	2,621,523	2,457,388

ABOUT BROADVIEW INSTITUTE
Broadview Institute is engaged in two business segments, Education and Media Production.
Education is conducted through Broadview Institute’s wholly owned subsidiary d/b/a Utah Career College located in West Jordan and Layton, Utah and is accredited to award diplomas and Bachelor and Associate degrees in multiple training courses including Paralegal, Veterinary Technology, Nursing and Business Administration.
Media Production operates a media production facility in Minneapolis, which provides creative and production services, including studio and production equipment rental.
The Company is publicly traded on the OTC Bulletin Board under the trading symbol BVII.

For additional information, please contact:	H. Michael Blair Chief Financial Officer 612-798-3738 (phone) mblair@msbcollege.edu
Cautionary Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” and similar words or expressions. Any statement that is not based upon historical facts should be considered a forward-looking statement. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Factors affecting the forward-looking statements in this release include those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.
For further information regarding risks and uncertainties associated with Broadview Institute’s business, please refer to the “Management’s Discussion and Analysis or Plan of Operation” sections of Broadview Institute’s SEC filings, including, but not limited to, its annual report on Form 10-KSB and quarterly reports on Form 10-QSB, copies of which may be obtained by contacting Broadview Institute at 612-798-3738.
All information in this release is as of June 14, 2007. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.